Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

THE NEW HOME COMPANY INC.

Article I

NAME

The name of this Corporation is The New Home Company Inc. (hereinafter called the “Corporation”).

Article II

REGISTERED OFFICE

The Corporation’s registered office in the State of Delaware is located at 251 Little Falls Drive, Wilmington, Delaware 19808, New Castle County, United States, and the name of the Corporation’s registered agent at such address is the Corporation Service Company.

Article III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

Article IV

STOCK

The total number of shares of stock which this Corporation is authorized to issue is 1,000. All such shares are of one class and are shares of Common Stock with the par value of $0.01 per share.

Article V

BOARD OF DIRECTORS

The number of directors of the Corporation shall be fixed from time to time by resolution of the Board of Directors of the Corporation.

Article VI

BYLAWS

The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws.

Article VII

LIABILITY OF DIRECTORS

Section 7.01    Personal Liability. To the fullest extent elimination or limitation of personal liability of directors is permitted by the DGCL, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 7.02    Indemnification. Each person (and the heirs, executors or administrators of such person) who was or is a party or is threatened to be made a party to, or is involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the DGCL. The right to indemnification conferred in this Article VII shall also include the right to be paid by the Corporation the expenses incurred in connection with any such proceeding in advance of its final disposition to the fullest extent authorized by the DGCL. The rights to indemnification and advancement conferred in this Article VII shall be contract rights and shall become vested by virtue of the director’s or officer’s service at the time when the state of facts giving rise to the claim occurred. The Corporation may, by action of its Board of Directors, provide indemnification to such of the employees and agents of the Corporation to such extent and to such effect as the Board of Directors shall determine to be appropriate and authorized by the DGCL.

Section 7.03    Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the DGCL.

Section 7.04    Non-Exclusivity. The rights and authority conferred in this Article VII shall not be exclusive of any other right which any person may otherwise have or hereafter acquire.

Section 7.05    Applicability. Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Second Amended and Restated Certificate of Incorporation or the Second Amended and Restated Bylaws of the Corporation, nor, to the fullest extent permitted by the DGCL, any modification of law, shall eliminate or reduce the effect of this Article VII in respect of any acts or omissions occurring prior to such amendment, repeal, adoption or modification. Any vested rights to indemnification or advancement hereunder may not be amended or otherwise modified or limited without the express written consent of the affected director.

Section 7.06    Amendment. Any amendment, repeal or modification of the foregoing provisions of this Article VII shall not adversely affect any right or protection of a director, officer, employee or agent existing at the time of any acts or omissions of such director, officer, employee or agent occurring prior to, such amendment, repeal or modification.